Exhibit 99.1

AvePoint Closes Business Combination; to Begin Trading on Nasdaq as “AVPT”

JERSEY CITY, N.J.—July 1, 2021– AvePoint, Inc. (“AvePoint” or the “Company”), the largest Microsoft 365 data management solutions provider, announced today the completion of its previously announced business combination with Apex Technology Acquisition Corporation (“Apex”), a publicly traded special purpose acquisition company or SPAC.

Apex shareholders approved the transaction at its stockholder’s meeting held on June 30, 2021. The combined company is expected to begin trading on The Nasdaq Capital Market on July 2, 2021, under the ticker symbol “AVPT” for AvePoint common stock and “AVPTW” for AvePoint warrants.

“The way we work will never be the same and it continues to evolve,” said Dr. Tianyi “TJ” Jiang, Co-Founder and CEO of AvePoint. “While collaboration within the cloud grows at an exceptional rate, the promise of digital transformation is only in its infancy. As the largest Microsoft 365 data management solutions provider with two decades worth of reimagining how companies work, AvePoint is uniquely positioned to capitalize on this moment in time.”

The business combination provides an influx of cash to drive accelerated investment in product innovation, channel marketing, international market expansion and customer success initiatives. The Company remains debt-free and is now one of eight public software companies with at least $150 million in annual revenue, 25% YoY growth and a 10% EBITDA margin1.

“The future of work is hybrid, and AvePoint solutions for Microsoft 365 and Teams are transforming the ways in which people collaborate and get work done today,” said Casey McGee, Vice President, Global ISV Sales, Microsoft. “There are tremendous growth opportunities for Partners like AvePoint who are enabling secure and compliant collaboration for businesses around the world.”

AvePoint’s senior management team, including CEO TJ Jiang, will continue to lead the combined company. Jeff Epstein and Brad Koenig, Co-CEOs of Apex, will join AvePoint’s Board of Directors as a director and an advisor, respectively.

“Given AvePoint’s leadership in digital collaboration security and data management for Microsoft 365, the company is uniquely positioned to benefit from the shift to remote work collaboration and enterprise cloud adoption,” said Epstein, Co-CEO of Apex and AvePoint Board Director.

“We believe that AvePoint’s attractive growth combined with its financial profile gives the company the opportunity to generate significant long-term shareholder value as a publicly traded company,” said Koenig, Co-CEO of Apex and AvePoint Board Advisor.

[1]	Companies listed on NYSE or NASDAQ. Based on LYM results for most recent reported quarter. Source: Capital IQ

Transaction Overview

AvePoint received approximately $492 million in gross proceeds comprised of Apex’s $352 million of cash held in trust following de minimis public stockholder redemptions and $140 million from an ordinary share private investment in public equity (PIPE), excluding transaction fees. The PIPE was anchored by investors including but not limited to Federated Hermes Kaufman Small Cap Fund, Franklin Templeton, Phoenix Insurance Limited and Singapore-based global investor EDBI.

Advisors

Evercore Group L.L.C. (“Evercore”) served as financial advisor to AvePoint. Citigroup Global Markets Inc. (“Citi”), Goldman Sachs & Co. LLC (“Goldman Sachs”), Evercore and Cowen Inc. served as capital markets advisors to AvePoint. William Blair & Company served as a financial advisor to Apex. Cantor Fitzgerald, L.P. served as a capital market advisor to Apex. Goldman Sachs, Citi and Evercore served as private placement agents to Apex. Cooley LLP served as legal counsel to AvePoint. Latham & Watkins LLP and Ellenoff Grossman & Schole LLP served as legal counsel to Apex. Goodwin Procter LLP served as legal counsel to the private placement agents.

About AvePoint

AvePoint enables customers to collaborate with confidence. AvePoint’s data management solutions help its diverse, global customer base overcome complex transformation, governance and compliance challenges in the Microsoft cloud. A five-time winner of the Global Microsoft Partner of the Year award, AvePoint offers the only full suite of SaaS solutions to migrate, manage and protect data in Microsoft 365. More than 7 million cloud users, including a quarter of the Fortune 500, rely on AvePoint’s solutions. AvePoint’s SaaS solutions are also available to managed service providers, so they can better support and manage their small and mid-sized business customers. Its multi-tenant solutions are available from over a dozen distributors in more than 100 cloud marketplaces worldwide. Founded in 2001, AvePoint is headquartered in Jersey City, New Jersey. For more information, visit https://www.avepoint.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws including statements regarding the expected listing of the combined company’s stock on the Nasdaq Capital Market, and the future performance of and market opportunities for the combined company. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: changes in the competitive and regulated industries in which AvePoint operates, variations in operating performance across competitors, changes in laws and regulations affecting AvePoint’s business and changes in AvePoint’s ability to implement business plans, forecasts, and to identify and realize additional opportunities, and the risk of downturns in the market and the technology industry. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the registration statement on Form S-4 and other documents filed by Apex prior to the date hereof and other documents to be filed by AvePoint from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither AvePoint, Apex, nor the combined company assume any obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither AvePoint, Apex, nor the combined company gives any assurance that either AvePoint or Apex, or the combined company, will achieve its expectations.

Media Contact:

Nicole Caci

Nicole.caci@avepoint.com;

201-201-8143

Investor Contact:

AvePoint, Inc.

Erica Mannion

Sapphire Investor Relations, LLC.

ir@avepoint.com

617-542-6180

1)	Companies listed on NYSE or NASDAQ. Based on LTM results for most recent reported quarter. Source: Capital IQ